                                                                   EXHIBIT 10.26

DATED                                              7th June 1997




(1) M.C. HARRISON AND J. E. HARRISON
(2) MANUGISTICS U.K. LIMITED
(3) MANUGISTICS GROUP, INC.




AGREEMENT
FOR THE ACQUISITION OF SHARES IN
SYNCHRONOLOGY GROUP LIMITED

CONTENTS

CLAUSE

1 INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . 1
2 SALE OF THE SHARES  . . . . . . . . . . . . . . . . . . . . . 6
3 CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . 7
4 COMPLETION  . . . . . . . . . . . . . . . . . . . . . . . . . 7
5 WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . 8
6 COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . 9
7 PENSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . 9
8 RETENTION AND JOINT ACCOUNT AND SET-OFF . . . . . . . . . .  10
9 GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . .  13
10 NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . .  15
11 GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . .  16


SCHEDULE

1  THE VENDORS

2  THE COMPANY

3  THE IMMOVABLE PROPERTY

4  THE INTELLECTUAL PROPERTY

5  MATTERS TO BE DONE BY THE VENDORS ON COMPLETION

6  THE WARRANTIES

7  PROVISIONS CONCERNING THE WARRANTIES

8  COMPETITION

AGREEMENT dated                                                         1997

BETWEEN:

(1)      THE PERSONS named in column (1) of Schedule 1 ('THE VENDORS')

(2) MANUGISTICS U.K. LIMITED of Manugistics House, Bracknell Beeches, Bracknell, Berkshire RG12 7BW ('THE PURCHASER')

(3) MANUGISTICS GROUP, INC. of 2115 East Jefferson Street, Rockville, Maryland 20852, USA ('THE GUARANTOR')

1        INTERPRETATION

1.1      In this Agreement, unless the context otherwise requires -

         'THE ACCOUNTING DATE' means 30 April 1997;

         'THE ACCOUNTS' means, in relation to each Group Company, its audited balance sheet as at the Accounting Date and its audited profit and loss account and audited cash flow statement for the year ended on the Accounting Date (including the notes), together with the reports and other documents required by law to be annexed or attached to them;

         'BUSINESS DAY' means a day, except Saturday and Sunday, on which banks in the City of London and in the United States of America are generally open for business;

         'THE COMPANIES ACT' means the Companies Act 1985;

         'THE COMPANY' means Synchronology Group Limited, particulars of which are set out in Part 1 of Schedule 2;

         'COMPETENT AUTHORITY' includes any national or supra-national court, the European Commission and any governmental or local authority or other body exercising powers pursuant to any Act of Parliament or Royal Charter;

         'COMPLETION' means the completion of the sale and purchase of the Shares in accordance with the provisions of clause 4;

         'CONFIDENTIALITY LETTER' means a letter in the agreed form relating to the maintenance of confidentiality of software owned or used by customers of any Group Company;

         'CONNECTED PERSON' means, in relation to any other person, a person who is connected with that other person within the meaning of section 839 of the Income and Corporation Taxes Act 1988;


         'CONSENT' includes any licence, approval, authorisation, permission, waiver, order or exemption;

         'THE DEED OF VARIATION' means a deed of variation of the same date as this Agreement between (1) M.C. Harrison and J.E. Harrison as the Managing Trustees of Synchronized Manufacturing Limited Retirement Benefit Scheme and (2) Synchronized Manufacturing Limited varying the Lease;

         'THE DIRECTORS' PENSION SCHEME' means the Synchronized Manufacturing Limited Retirement Benefits Scheme created by a Trust Deed dated 24th April 1989 between Synchronized Manufacturing Limited, M.C. Harrison and J.E. Harrison as amended from time to time;

         'THE DISCLOSURE LETTER' means a letter of the same date as this Agreement addressed by the Vendor's Solicitors to the Purchaser's Solicitors for the purpose of Schedule 7 and is accepted as such by the Purchaser's Solicitors, and includes any document which is stated in that letter to be deemed to be included in or to be attached to it;

         'GROUP COMPANY' means each member of the group of companies consisting of the Company and each of its subsidiary undertakings, particulars of which are set out in Part 2 of Schedule 2;

         'THE IMMOVABLE PROPERTY' means the leasehold property known as Merchant House, 14-20 (even numbers), Oxford Road, Newbury, Berkshire RG14 1PA as the same is demised by and more particularly described in the Lease;

         'THE INTELLECTUAL PROPERTY' means the intellectual property described in Schedule 4;

         'THE JOINT ACCOUNT' means the joint account to be opened pursuant to clause 8.1 at Lloyds Bank plc of 39 Threadneedle Street, London, EC2;

         'LEASE' means a lease dated 14th June 1996 of the Immovable Property made between (1) M.C. Harrison and J.E. Harrison as Managing Trustees of Synchronized Manufacturing Limited Retirement Benefit Scheme and
         (2) Synchronized Manufacturing Limited;

         'LEGISLATION' includes all Acts of Parliament, Laws of Belgium, all applicable provisions of the Treaties constituting the European Community, the European Union and the European Economic Area and all orders and regulations made pursuant to such an Act, Law or Treaty or otherwise having the force of law; and a reference to a provision of any Legislation -

         - is a reference to that provision as amended or modified on the date of this Agreement;

         - includes a reference to any previous Legislation which was re-enacted or replaced by that provision and any future Legislation which re-enacts or replaces that provision; and

         - in the case of a reference to a statutory provision, includes a reference to any statutory instrument or order made prior to the date of this Agreement pursuant to that provision;

         - in the case of Synchronized Manufacturing S.A., one of the Group Companies, includes a reference to any provision of Legislation in Belgium which corresponds or is of similar effect thereto;

         'MR. HARRISON' means Michael Harrison, one of the Vendors;

         'PAYMENT DATE' means the date which is 12 months after the date of Completion;

         'THE PURCHASER'S SOLICITORS' means Richards Butler of Beaufort House, 15 St. Botolph Street, London EC3A 7EE

         'THE PURCHASER'S ACCOUNTANTS' means Deloitte & Touche;

         'RETENTION' means the sum referred to in clause 3.1(b) as reduced from time to time by payments made in accordance with this Agreement;

         'SERVICE AGREEMENT' means an agreement in the agreed form between Mr. Harrison and the Purchaser;

         'THE SHARES' means all the issued shares in the Company;

         'TAX' has the same meaning as in the Tax Indemnity;

         'THE TAX INDEMNITY' means a deed of covenant against liability to Tax in the agreed form;

         'THE VENDORS' SOLICITORS' means Manches & Co. of 3 Worcester Street, Oxford OX1 2PZ;

         'THE WARRANTIES' means the representations and warranties contained in Schedule 6;

         'THE WARRANTOR' means Mr. Harrison; and

         'WARRANTY CLAIM' means any claim made by the Purchaser for breach of any of the Warranties or any claim made by the Purchaser or any Group Company under the Tax Indemnity.

1.2      In this Agreement, unless the context otherwise requires -

         (a) an expression which is defined in or to which a meaning is assigned for the purpose of the Companies Act (excluding its Schedules) has the same meaning unless it is otherwise defined in this Agreement;

         (b) a reference to a document 'IN THE AGREED FORM' is a reference to a document in the form of the draft which, for identification, is endorsed with a statement (signed on behalf of the parties) to the effect that it is such a document for the purpose of this Agreement;

         (c) a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement and a reference to this Agreement includes a reference to each Schedule; and

         (d) references to the masculine shall include a reference to the feminine and/or neuter and vice versa and references to the singular shall include the plural and vice versa.

1.3 The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4 Where any Warranties are qualified by the expression 'so far as the Warrantor is aware' or 'to the best of the knowledge of the Warrantor' or any similar expression, that expression shall be deemed to include an additional statement that it has been made after such due and careful inquiry as was reasonable and practicable in the circumstances and the Warrantor shall be deemed to have knowledge of anything of which he ought reasonably to have knowledge had such inquiries been made.

2        SALE OF THE SHARES

2.1 Each of the Vendors shall sell and the Purchaser shall buy the number of Shares set opposite his name in column (2) of Schedule 1, subject to the terms and conditions of this Agreement.

2.2 The Shares shall be sold free from all rights of pre-emption, options, liens, charges and encumbrances and with all rights now or hereafter becoming attached thereto.

2.3 The Purchaser shall not be bound to complete its purchase of any of the Shares unless the Vendors complete the sale of all the Shares simultaneously.

2.4 Each of the Vendors hereby waives any rights which he may have whether under the Articles of Association of the Company or otherwise to have any of the Shares offered to him for purchase prior to or in consequence of the sale or transfer of the Shares to the Purchaser or its nominees pursuant to this Agreement.

3        CONSIDERATION

3.1 The total consideration for the Shares shall be the sum of pound sterling 1,766,666 payable in the proportions set out in column 3 of
         Schedule 1 which shall be satisfied by -

         (a) the sum of pound sterling 1,406,666 being paid at Completion to the Vendors in cash;

         (b) the sum of pound sterling 360,000 which shall be dealt with in the manner provided in clause 8.1.

3.2 Any payment made by either of the Vendors under the Warranties or under the Tax Indemnity shall be treated as a reduction in the consideration for the Shares sold by him.

4        COMPLETION

4.1 The sale and purchase of the Shares shall be completed at the offices of the Purchaser's Solicitors or such other place as the parties agree forthwith upon the execution of this Agreement.

4.2 The Vendors shall on Completion do, or procure to be done, the things specified in Schedule 5 (in so far as they have not already been done).

4.3 Following the performance of the Vendors' obligations under clause 4.2, the Purchaser shall on Completion -

         (a) pay to the Vendors by telegraphic transfer to the bank account of the Vendors' Solicitors at Lloyds Bank Plc, 222 The Strand, WC2 (Sort Code 30-00-04, account number 816400) the sum payable in cash under clause 3.1;

         (b) procure repayment of all monies owing at Completion by each Group Company to either of the Vendors or any Connected Person;

         (c) deliver to the Vendors a counterpart of the Tax Indemnity duly executed by the Purchaser as a deed;

         (d) deliver to the Vendors the Confidentiality Letter duly executed by the Guarantor; and

         (e) deliver to Mr.Harrison the Service Agreement duly executed by the Purchaser;

         (g) deliver to Mrs. Harrison a Service Agreement duly executed by the Company; and

         (h)   pay the Retention into the Joint Account.

         The Purchaser may deliver the items specified in paragraphs (b) to (g) (inclusive) of this clause 4.3 to the Vendors' Solicitors, whose receipt shall be a sufficient discharge to the Purchaser.

5        WARRANTIES

5.1 The Warrantor represents and warrants to the Purchaser in the terms contained in Schedule 6, subject to the provisions of Schedule 7, and, in so far as the Warranties relate in whole or in part to matters of fact, they shall constitute the sole representations upon the faith of which the Purchaser has entered into this Agreement.

5.2 The Purchaser hereby confirms that it has not been induced to enter into this Agreement by any statement or statements of fact or opinion other than such (if any) as are contained in the Warranties such statements being subject to all matters disclosed in the Disclosure Letter.

5.3 The Purchaser warrants and represents that it is not aware of any facts or circumstances which at the date hereof give rise to a breach of warranty.

6        COMPETITION

6.1 In consideration of the purchase of the Shares each of the Vendors undertakes with the Purchaser that he will, and will procure that every Connected Person of his will, comply with the provisions of
         Schedule 8.

6.2 Each of the Vendors acknowledges that he considers the restrictions contained in Schedule 8 are reasonable in the interests of both the Vendors and the Purchaser, do not and would not deprive either of them of their livelihood and are necessary for the protection of the goodwill and confidential information of each Group Company.

7        PENSIONS

7.1 The Purchaser undertakes that, in the event that the Company or any of its subsidiaries shall at any time in the future become entitled to any surplus of assets (whether in cash or in specie) arising in the Directors' Pension Scheme, the Purchaser shall transfer to the Vendors the surplus received out of such Scheme promptly following the receipt thereof.

7.2 The Vendors undertake that, if at any time in the future a shortfall of assets (whether in cash or in specie) arises in the Directors' Pension Scheme, the Vendors shall indemnify and keep indemnified the Purchaser and the Company in respect of any liability resulting from the shortfall.

7.3 The Vendors shall indemnify and keep indemnified the Purchaser and the Company against:

         (a) any liability which the Purchaser or the Company may incur arising in consequence of any failure on the part of the Trustees of the Director's Pension Scheme to comply fully with such conditions of the Inland Revenue for exempt approval of the Directors' Pension Scheme under Chapter I Part XIV of the Income and Corporation Taxes Act 1988 as were applicable or relevant to the granting by such trustees of the lease in respect of the Company's premises and all costs, charges and expenses arising in connection therewith; and

         (b) any costs and expenses incurred by the Purchaser and the Company in connection with the making of such amendments to the Trust Deed and Rules of the Directors' Pension Scheme as may be necessary to remedy any such failure on the part of the trustees as mentioned in (a) above.

8        RETENTION AND JOINT ACCOUNT AND SET-OFF

8.1 The Retention shall on Completion be paid into the Joint Account, which shall be opened in the names of the Vendors' Solicitors and the Purchaser's Solicitors.

8.2 Subject to clauses 8.3 and 8.4, the Vendors' Solicitors and the Purchaser's Solicitors shall pay the amount standing to the credit of the Joint Account, plus any accrued interest, to the Warrantor on the Payment Date.

8.3 If, before the Payment Date, the Purchaser makes any Warranty Claim in good faith in accordance with the terms of this Agreement or the Tax Indemnity, the Vendors' Solicitors and the Purchaser's Solicitors shall retain in the Joint Account whichever is the lesser of -

         (a) the amount standing to the credit of the Joint Account (plus accrued interest); and

         (b)   the amount of the Warranty Claim.

         Any balance of the Retention shall be paid to the Warrantor subject to and in accordance with clause 8.2.

8.4 If any sum is retained in the Joint Account after the Payment Date in accordance with clause 8.3, the Vendors' Solicitors and the Purchaser's Solicitors shall continue to hold it in the Joint Account pending the settlement or resolution or withdrawal or deemed withdrawal of the Warranty Claim. When the Warranty Claim is settled or resolved and the amount payable to the Purchaser or to the relevant Group Company determined, the Vendors' Solicitors and the Purchaser's Solicitors shall within 2 Business Days of the determination pay the appropriate amount to the Purchaser or to the relevant Group Company out of the Joint Account (insofar as there is sufficient standing to the credit of the Joint Account), save that where a Warranty Claim comprises a claim under the Tax Indemnity the time for payment shall be governed by clause 7 of the Tax Indemnity and the Consideration shall be reduced by that amount. Any amount standing to the credit of the Joint Account after settlement or resolution or withdrawal or deemed withdrawal of all Warranty Claims made prior to the Payment Date shall be paid to the Warrantor subject to and in accordance with clause 8.2.

8.5 The payment of any sum to the Purchaser or to the relevant Group Company in accordance with clause 8.4 in or towards satisfaction of any Warranty Claim shall reduce the liability in respect of such Warranty Claim pro tanto accordingly and subject thereto such Claim shall not in any way prejudice or affect any other rights or remedies of the Purchaser or the relevant Group Company for the purpose of recovering any additional amount due from the Warrantor.

8.6 The interest accrued on the Retention shall belong to the Vendors and the Purchaser in proportion to the respective amounts of the Retention released to each of them from time to time.

8.7 The Warrantor and the Purchaser shall at Completion give irrevocable instructions to the Vendors' Solicitors and the Purchaser's Solicitors respectively in the agreed form to procure compliance with clauses 8.2, 8.3 and 8.4. The Vendors' Solicitors and the Purchaser's Solicitors shall not be required to take any action with respect to the Joint Account except on the written instructions of the Warrantor and the Purchaser.

8.8 Any payment out of the Joint Account to the Warrantor shall be made to the Warrantor in accordance with the written instructions of the Vendors' Solicitors and, failing instructions, to the Warrantor.

8.9 If any Warranty Claim is made in good faith in accordance with the terms of this Agreement or at any time under the Tax Indemnity, and for so long as any sum is retained in the Joint Account such Warranty Claim is in excess of any sum so retained, then the Purchaser shall be entitled to withhold from remuneration or other payments (if any) due to the Warrantor under the Service Agreement the amount by which any such remuneration or other payments would otherwise exceed pound sterling 80,000 per annum.

8.10 If any sum is retained at any time by the Purchaser in accordance with clause 8.9 the Purchaser shall continue to retain the same pending settlement, resolution, withdrawal or deemed withdrawal of the Warranty Claim. When the Warranty Claim is settled or resolved, the Purchaser shall within two Business Days of the determination pay to the Warrantor the amount, if any, by which the amount so retained when added to any amount which may then be due and payable to the Purchaser or relevant Group Company from the Joint Account exceeds the amount due to the Purchaser or relevant Group Company in respect of the Warranty Claim and the Purchaser shall retain or account to the relevant Group Company for the remainder of the amount so retained in or towards satisfaction of the amount due in respect of the Warranty Claim.

8.11 The payment of any sum under clause 8.10 in or towards satisfaction of any Warranty Claim shall reduce the liability of the Warrantor in respect of such Warranty Claim pro tanto accordingly and subject thereto shall not in any way prejudice or affect any other rights or remedies of the Purchaser or relevant Group Company for the purpose of recovering any additional amounts due from the Warrantor.

8.12 The Purchaser shall pay to the Warrantor interest calculated at two per cent per annum above the base rate from time to time of Lloyds Bank plc on any sum paid to the Warrantor under clause 8.10 in respect of the period from the date on which the sum was payable under the Service Agreement by the Purchaser to the date on which payment was made under clause 8.10.

9        GUARANTEE

9.1 In consideration of the Vendors entering into and performing their respective obligations under this Agreement, and subject to the following terms and conditions of this clause, the Guarantor unconditionally and irrevocably guarantees to the Vendors -

         (a) the due and punctual payment by the Purchaser and every subsidiary of the Guarantor ('TOGETHER THE OBLIGORS') of all sums due to the Vendors by the Obligors hereunder under this Agreement or any other agreement to be entered into by any of the Obligors with any of the Vendors pursuant to this Agreement including without limitation the Service Agreement; and

         (b) the due and punctual performance by the Obligors of all other obligations of the Obligors whether under this Agreement or any other agreement to be entered into by any of the Obligors with any of the Vendors pursuant to this Agreement, including without limitation the Service Agreement.

9.2 The guarantee in this clause is a continuing guarantee and shall remain in force so long as the any of the Obligors has or may have any obligation to the Vendors under this Agreement or any other agreement to be entered into by any of the Obligors with any of the Vendors pursuant to this Agreement, including without limitation the Service Agreement.

9.3 The guarantee in this clause shall not be affected and the Guarantor shall not be exonerated in any way by -

         (a) any time, indulgence or concession being granted to any of the Obligors;

         (b) any modification to this Agreement or any other agreement to be entered into by any of the Obligors with any of the Vendors pursuant to this Agreement, including without limitation the Service Agreement or any variation, compromise or release of any of the Obligors' obligations under this Agreement or any other agreement to be entered into by any of the Obligors with any of the Vendors pursuant to this Agreement, including without limitation the Service Agreement.;

         (c) the availability to the Vendors of any other surety with respect to the Obligors' obligations to the Vendors under this Agreement or any other agreement to be entered into by any of the Obligators with any of the Vendors pursuant to this Agreement, including without limitation the Service Agreement;

         (d) the insolvency, receivership, administration, liquidation or dissolution or any change in the composition of any of the Obligors;

         (e) any failure, defect, illegality or unenforceability of or in any of the Obligors' obligations under the Agreement or any other agreement to be entered into by any of the Obligors with any of the Vendors pursuant to this Agreement, including without limitation the Service Agreement; or

         (f) anything which the Vendors may do or omit to do, or any other dealing, thing or circumstance which but for this provision would or might operate to affect the guarantee in this clause or exonerate the Guarantor.

10       NOTICES

10.1 Any notice or other communication to be given under this Agreement to either party may be given by delivering it by hand or sending it by facsimile transmission or by prepaid first class (airmail in the case of the Guarantor) post -

         (a) in the case of either of the Vendors, to his address shown in the register of members of the Company on the date of this Agreement with a copy to the Vendors' Solicitors (Ref: RFJ);

         (b) in the case of the Purchaser, to its address set out at the beginning of this Agreement with a copy to Manugistics Group, Inc., Legal Department, 2115 E Jefferson Street, Rockville, MD 20852 USA; and

         (c) in the case of the Guarantor, to its Legal Department as aforesaid with a copy to the Purchaser's Solicitors.

               or, in the case of any party, to such other address as that party may have notified to the other party in writing from time to time; and any notice or other communication so given to either of the Vendors shall be deemed to have been given to both of them.

10.2 A notice or other communication delivered by hand or sent by facsimile transmission shall be deemed to be given -

         (a) at the time of delivery or transmission if it is delivered or transmitted before 6.00 p.m. on a Business Day; and

         (b)   in any other case at 9.00 a.m. on the next following Business
               Day.

10.3 A notice or other communication sent by post in the manner provided by clause 10.1 shall be deemed to be given on the expiry of 72 hours after the envelope containing it was posted; and proof that the envelope was properly addressed, prepaid and posted shall be sufficient evidence that the notice or other document was duly given.

11       GENERAL

11.1 The parties shall pay their own respective costs and expenses in connection with and incidental to this Agreement.

11.2 Except as required by law no announcement of the terms of this Agreement shall be made by either party without the consent of the other and pending any announcement each party shall use its best endeavours to keep the existence of this Agreement and its terms confidential.

11.3     Time shall not be of the essence of this Agreement.

11.4 The provisions of this Agreement, insofar as they have not been performed at Completion, shall remain in full force and effect notwithstanding Completion.

11.5 This Agreement together with the documents referred to herein constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing.

11.6 The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on either party shall not constitute a waiver of that or any other right or remedy available to that party.

11.7 If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

11.8 Every liability expressed to be that of the Vendors under this Agreement shall be their several liability.

11.9 This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

11.10 English law shall apply to the whole of this Agreement and the parties submit to the non-exclusive jurisdiction of the English courts and the Guarantor hereby irrevocably appoints the Purchaser's Solicitors as its agents for the purpose of accepting service of court proceedings.

                                   SCHEDULE 1


                                  THE VENDORS


         (1)                                   (2)                                   (3)
 NAMES OF THE VENDORS               NUMBER OF SHARES TO BE SOLD          APPORTIONMENT OF CONSIDERATION
 M.C. Harrison                        17,820 'A' Ordinary Shares               pound sterling 20,460

                                     1,728,540 'B' Ordinary Shares            pound sterling 1,728,540

 J.E. Harrison                          180 'A' Ordinary Shares                  pound sterling 206

                                      17,460 'B' Ordinary Shares               pound sterling 17,460

                                   SCHEDULE 2

                                     PART 1

                                  THE COMPANY

 1    NAME                                         :   Synchronology Group Limited

 2    REGISTERED NUMBER                            :   311085

 3    REGISTERED OFFICE                            :   Brooklands
                                                       48 Newbury Street
                                                       Wantage
                                                       Oxfordshire OX12 8DF

 4    DATE AND PLACE OF INCORPORATION              :   12.10.95, England

 5    AUTHORISED SHARE CAPITAL                     :   900,000 'A' Ordinary Shares of pound sterling 1
                                                       each

                                                       10,000,000 'B' Ordinary Shares of 1p each

 6    ISSUED SHARE CAPITAL                         :   18,000 'A' Ordinary Shares

                                                       1,746,000 'B' Ordinary Shares


 7    DIRECTORS                                    :   J E Harrison
                                                       M C Harrison


 8    SECRETARY                                    :   J E Harrison

 9    AUDITORS                                     :   James & Cowper

 10   ACCOUNTING REFERENCE DATE                    :   30 April

 11   TAX DISTRICT AND REFERENCE                   :   LP34 225/S2980

 12   VAT NUMBER                                   :   641923246

                                   SCHEDULE 2

                                     PART 2

                     THE COMPANY'S SUBSIDIARY UNDERTAKINGS

 1    NAME                                         :  Synchronized Manufacturing Limited

 2    REGISTERED NUMBER                            :  2216834

 3    REGISTERED OFFICE                            :  Brooklands
                                                      48 Newbury Street
                                                      Wantage
                                                      Oxfordshire OX12 8DF

 4    DATE AND PLACE OF INCORPORATION              :  3.2.88, England

 5    AUTHORISED SHARE CAPITAL                     :  1,000,000 shares of pound sterling 1 each

 6    ISSUED SHARE CAPITAL                         :  18,000 shares of pound sterling 1 each

 7    DIRECTORS                                    :  J E Harrison
                                                      M C Harrison

 8    SECRETARY                                    :  J E Harrison

 9    AUDITORS                                     :  James & Cowper

 10   ACCOUNTING REFERENCE DATE                    :  30 April

 11   TAX DISTRICT AND REFERENCE                   :  LP34 225/S868

 12   VAT NUMBER                                   :  491463628

 1    NAME                                         :  Synchronized Manufacturing SA

 2    REGISTERED NUMBER                            :  81365

 3    REGISTERED OFFICE                            :  Rue Edmond Laffineur
                                                      1300 Wavre
                                                      BL

 4    DATE AND PLACE OF INCORPORATION              :  8.3.96 Belgium

 5    AUTHORISED SHARE CAPITAL                     :  2,500 shares of BF 1000 each

 6    ISSUED SHARE CAPITAL                         :  2,500 shares of BF 1000 each

 7    DIRECTORS                                    :  J E Harrison
                                                      M C Harrison
                                                      M. Gamper

 8    ACCOUNTING REFERENCE DATE                    :  30 April

 9    VAT NUMBER                                   :  BE 457,460,516

 1    NAME                                         :  Synchronology Limited

 2    REGISTERED NUMBER                            :  2283670

 3    REGISTERED OFFICE                            :  Brooklands
                                                      48 Newbury Street
                                                      Wantage
                                                      Oxfordshire OX12 8DF

 4    DATE AND PLACE OF INCORPORATION              :  3.8.88, England

 5    AUTHORISED SHARE CAPITAL                     :  1000 Ordinary Shares of pound sterling 1 each

 6    ISSUED SHARE CAPITAL                         :  100 Ordinary Shares of pound sterling 1 each

 7    DIRECTORS                                    :  M. C. Harrison
                                                      J. E. Harrison

 8    SECRETARY                                    :  J. E. Harrison

 9    AUDITORS                                     :  James & Cowper

 10   ACCOUNTING REFERENCE DATE                    :  30 April

                                   SCHEDULE 3

                             THE IMMOVABLE PROPERTY

                      (1)                             (2)                         (3)
    DESCRIPTION OF THE PROPERTY                    ESTATE OR              USE OF THE PROPERTY
     AND OWNING GROUP COMPANY                      INTEREST
 Lease dated 14th June 1996 of Merchant            Leasehold                    Offices
 House, 14-20 (even numbers) Oxford Road,
 Newbury, Berkshire, RG14 1PA made between
 (1) Michael Clear Harrison and Julie
 Elizabeth Harrison as Managing Trustees of
 Synchronized Manufacturing Limited
 Retirement Benefit Scheme and (2)
 Synchronized Manufacturing Limited

                                   SCHEDULE 4

                           THE INTELLECTUAL PROPERTY

Synchronized 'arrow' Trade Mark registered in Part A of the Trade Mark Register under no. 1427702 as of 6.6.1990 in Class 35 in the name of Synchronology Group Limited.

                                   SCHEDULE 5

                MATTERS TO BE DONE BY THE VENDORS ON COMPLETION

1 Such alterations by each Group Company to its memorandum and articles as the Purchaser may require or the adoption by each Group Company of new articles in such form as the Purchaser may require.

2 Such changes (by way of resignation or appointment) in the offices of directors, secretary and auditor of each Group Company as the Purchaser may require, and the delivery to the Purchaser (as agent for the relevant Group Company) of -

         (a) in the case of every director or secretary resigning, an acknowledgement by deed in the agreed form that he has no claim against a Group Company for compensation for loss of office or for the termination of his employment or otherwise; and

         (b) in the case of every auditor resigning, a written notice of resignation containing a negative statement under section 394(1) of the Companies Act and an acknowledgement that he has no claim against a Group Company for compensation for loss of office or for professional fees or otherwise.

3 Such changes to the mandates for the operation of each bank account of each Group Company as the Purchaser may require.

4        The repayment of all moneys owing at Completion to a Group Company by -

         (a)   either of the Vendors or any Connected Person of his; or

         (b)   any director or employee of a Group Company.

5 The approval (subject to properly stamped transfers being lodged for registration) of the registration of the Purchaser or its nominee as the holder of the Shares.

6        The delivery to the Purchaser of -

         (a)   the Accounts;

         (b) such Consent (if any) as may be required to vest in the Purchaser the full beneficial ownership of the Shares or to enable it or its nominee to be registered as the holder of the Shares;

         (c) duly executed transfers in favour of the Purchaser or such other person as it may nominate and the certificates in respect of the Shares;

         (d)   the Tax Indemnity duly executed by the Vendors as a deed;

         (e)   the Service Agreement duly executed by Mr. Harrison;

         (f)   a service agreement with the Company duly executed by Mrs
               Harrison;

         (g)   the Deed of Variation;

         (h) a letter of the same date as this Agreement addressed by M.C. Harrison and J.E. Harrison as the Managing Trustees of Synchronized Manufacturing Limited Retirement Benefit Scheme to Synchronized Manufacturing Limited confirming their awareness of and consent to the existence of an agreement dated 22nd October 1996 between Synchronized Manufacturing Limited and Harvard Managed Offices Limited relating to office space at the Immovable Property; and

         (i) any power of attorney under which any of the documents to be so delivered has been executed.

7        The delivery to the Purchaser (as agent for the relevant Group
         Company) of -

         (a) the certificate of incorporation and common seal (if any) of each Group Company and equivalent documents in respect of Synchronized Manufacturing SA;

         (b) the statutory books of each Group Company duly made up to date (including signed minutes in the agreed form recording the implementation where applicable of the matters specified in paragraphs 1 to 5 of this Schedule);

         (c) all such deeds, certificates and other documents of title to the assets of each Group Company as the Purchaser shall have notified the Vendors prior to completion that it shall require;

         (d) a duly executed transfer in favour of such person as the Purchaser may nominate of any share in a subsidiary of the Company which is not registered in the sole name of the Company or another subsidiary;

         (e)   the Consents (if any) mentioned in paragraph 6.3 of Schedule 6;

         (f) a copy of each bank statement showing the balance standing to the credit or debit of each bank account maintained by each Group Company at the close of business on the last practicable day before Completion.

                                   SCHEDULE 6

                                 THE WARRANTIES

                                PART 1 - GENERAL

1        THE GROUP COMPANIES

1.1 Each Group Company is incorporated as a private company limited by shares.

1.2 The copy of the memorandum and articles of each Group Company which has been delivered to the Purchaser is an accurate copy of that document in force on the date of this Agreement and has annexed to it a copy of every resolution or agreement to which section 380 of the Companies Act applies.

1.3      No elective resolution of a Group Company remains in force.

1.4 No Group Company has any subsidiary undertaking, except the subsidiary undertakings named in part 2 of Schedule 1.

2        THE ACCOUNTS

2.1 The Accounts of each Group Company comply with the provisions of the Companies Act or, in the case of Synchronized Manufacturing SA, all applicable Belgian legislation and have been prepared in accordance with accounting principles generally accepted in the United Kingdom (including all applicable Statements of Standard Accounting Practice, Financial Reporting Standards and pronouncements of Urgent Issues Task Force or, in the case of Synchronized Manufacturing SA, the Belgian equivalent) under the historical cost convention and on bases consistent with those on which the audited accounts of that Group Company for the immediately preceding five financial years have been prepared.

2.2 The audited profit and loss account of each Group Company for each of the three consecutive financial years ended on the Accounting Date and its audited balance sheet as at the end of each of those years respectively give a true and fair view of its results for that year and of its financial position at the end of that year.

3        ASSETS

3.1 Save for current assets disposed of in the ordinary course of trading, the assets included in the Accounts of each Group Company and any assets acquired or agreed to be acquired by it since the Accounting Date, together with the Immovable Property and the Intellectual Property -

         (a) are the absolute and sole property of that Group Company free from any lien (otherwise than a lien arising by operation of law in the ordinary course of business), option, mortgage, charge, lease, licence, covenant, condition, agreement or other encumbrance;

         (b) where purchased on terms that property does not pass until full payment has been made, have been paid for in full;

         (c) comprise all the assets, property and rights which that Group Company owns or which it uses for the purpose of carrying on its business at the date of this Agreement; and

         (d) in the case of tangible assets, are in the possession or under the exclusive control of that Group Company.

3.2. All buildings, plant, machinery, equipment and vehicles owned or used by each Group Company are in a proper state of repair and in good working order and condition (fair wear and tear excepted), and have been regularly and properly maintained.

3.3 So far as the Warrantor is aware the amount of all debts owing to each Group Company as at the Accounting Date (less the amount of any provision or reserve for bad and doubtful debts included in the Accounts) will be fully recoverable in the ordinary course and no known bad debts have arisen since the Accounting Date and no debt is owing to a Group Company by the Vendors or any of its subsidiary undertakings (except another Group Company).

3.4 No Group Company is a party to any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset.

3.5 No Group Company owns, or has agreed to acquire, any shares or debentures in any other undertaking (other than shares in another Group Company) or any other securities.

3.6 All records or other documents (as defined in section 10 of the Civil Evidence Act 1968) recording or evidencing any contract, licence, consent or other right of any group company or required for the exercise of any such right are in the possession or under the exclusive control of that group company.

4        LIABILITIES

4.1 No Group Company has any liability (present or future or ascertained or contingent) in respect of -

         (a) any guarantee, indemnity, bond or similar obligation created or given, or agreed to be created or given, by it;

         (b) any warranty or representation given by it, except a warranty or representation implied by law in respect of a transaction entered into by it in the ordinary course of its trading;

         (c) any claim against it by the Vendors or any or its subsidiary undertakings;

         (d) any property or any interest in property (including without limitation leasehold property) now or formerly owned or occupied by it; or

         (e) any shares, debentures or other securities of which it is or has been the registered proprietor or beneficial owner.

4.2 There are not outstanding any debts in excess of pound sterling 1,000 in aggregate owing by a Group Company which ought in the ordinary course to have been paid.

5        SHARES AND DEBENTURES

5.1 The Shares comprise the whole of the issued share capital of the Company and are beneficially owned by the Vendors.

5.2 All the shares and debentures of each Group Company are fully paid up (or credited as fully paid up) and are free from any right of pre-emption, option, lien, charge or any other encumbrance.

5.3 No person has the right (whether exercisable presently or in the future and whether contingently or not) to call for the allotment of any share or debenture of a Group Company or to convert any securities (whether of a Group Company or another undertaking) into shares or debentures, or shares or debentures of a different class, of that Group Company.

5.4      No Group Company has since the Accounting Date -

         (a) allotted, issued, repaid, redeemed or purchased any of its shares or debentures or agreed so to do; or

         (b) declared or made any distribution of profits on any share or made or agreed to make any payment or incurred any expenses treated as a distribution.

6        BUSINESS

6.1 Each Group Company carries on its business intra vires, solely under its corporate name and without infringement of any proprietary right or interest of any other person and without liability to pay any royalty or similar sum.

6.2 No Group Company requires, or has received any notification that it may require, in order to use any information, process or computer program or sales or promotional materials or any other item used or required to be used for the purpose of its business any proprietary right or interest belonging to a third party except those to which it is entitled by virtue of its ownership of the Intellectual Property.

6.3 So far as the Warrantor is aware, (a) each Group Company has such Consents as may properly be required to carry on its business as conducted at the date of this Agreement, (b) no Group Company is in breach of the terms of any such Consent and (c) there are no circumstances (including the sale of the Shares) which might invalidate any such Consent or render it liable to forfeiture or modification or (in the case of a renewable Consent) affect its renewal.

6.4 So far as the Warrantor is aware no Group Company has manufactured, sold or supplied any product or service in the course of its business which does not in all material respects comply with all applicable laws, regulations and standards, or which is defective or dangerous or not in accordance with any representation, warranty or other term (whether express or implied) given in respect of it; and it has no outstanding liability in respect of any such product or its repair or maintenance or any service of which the Warrantor is aware. No client of any

         Group Company has made any claim against a Group Company alleging any of the foregoing.

6.5 No Group Company has (except for the purpose of carrying on its business in the ordinary course and subject to an obligation of confidentiality) disclosed, or authorised the disclosure of, any of its lists of suppliers or customers, trade secrets or technological or confidential information concerning its business.

6.6 All computer software required for the business of each Group Company is in the possession of that Group Company and has been properly maintained and updated, and its performance is adequate for the purposes of the business of that Group Company.

6.7 No Group Company has written, developed or licensed to any third party any software or computer operating system and nor has any Group Company adapted in any way any software or computer operating system belonging to a third party.

6.8 Since the Accounting Date each Group Company has carried on its business in the ordinary course so as to maintain the same as a going concern and has not -

         (a) suffered any material adverse change in its financial position or prospects;

         (b) except in the ordinary course of its trading, made or agreed to make any payment or entered into or incurred any transaction or liability;

         (c) undertaken or authorised any capital commitment in excess of pound sterling 7,500 in aggregate; or

         (d) altered or agreed to alter the terms on which it gives credit to its customers generally.

6.9 During the period of twelve months immediately preceding the date of this Agreement -

         (a) not more than 20 per cent of any description of goods or services supplied to a Group Company in that period were supplied by any one person or group of Connected Persons;

         (b) not more than 20 per cent of any description of goods or services supplied by a Group Company in that period were supplied to any one person or group of Connected Persons; and

         (c) no substantial or critical supplier to or customer of a Group Company has ceased or substantially reduced its business with that Group Company or notified it of any intention of doing so;

6.10 The business of each Group Company is managed exclusively by its officers and employees; and no person has authority to bind a Group Company other than its officers and employees acting in the ordinary and ostensible course of their duties.

6.11 No Group Company is a member of any partnership, consortium, trade association or any other association of persons (whether incorporated or not incorporated).

6.12 No Group Company carries on business through any branch, agency or permanent establishment outside the United Kingdom.

7        FINANCIAL ARRANGEMENTS

7.1 Complete and accurate particulars have been given in writing to the Purchaser of all facilities for overdrafts, loans, acceptance credits and other finance available to each Group Company; and no Group Company has been notified of any breach of the terms of those facilities.

7.2 The borrowings of each Group Company are within its powers and do not exceed any limit imposed by its articles or otherwise.

7.3      Since the Accounting Date no Group Company has -

         (a)   borrowed any money;

         (b)   lent any money which has not been repaid in full; or

         (c) factored any of its debts or engaged in any financing arrangement of a kind not required to be shown in the accounts.

8        FAIR TRADING

8.1 No Group Company is a party to any agreement or arrangement or engaged in any practice which -

         (a) has been or is registrable under the Restrictive Trade Practices Act 1976;

         (b) is of the description mentioned in article 85 or 86 of the Treaty of Rome;

         (c) is a consumer trade practice within the meaning of the Fair Trading Act 1973 or an anti-competitive practice within the meaning of the Competition Act 1980;

         (d) infringes any legislation of a jurisdiction outside the United Kingdom for the control or prevention of anti-competitive practices; or

         (e) is or has been the subject of any enquiry, investigation or proceeding under any legislation mentioned in sub-paragraphs (a) to (d) above.

8.2. No Group Company is bound by any undertaking given by it to the Restrictive Practices Court, the Director General of Fair Trading, the Secretary of State for Trade and Industry, the European Commission or the European Court of Justice (including the Court of First Instance) or any other regulatory body, whether in connection with any legislation mentioned in paragraph 8.1 or otherwise.

9        CONTRACTUAL OBLIGATIONS

9.1      There is not outstanding -

         (a) any contract to which a Group Company is a party and which has been entered into by it otherwise than in the ordinary course of its business;

         (b) any contract to which a Group Company is a party and which is of a loss making nature;

         (c) any contract to which a Group Company is a party and which cannot be terminated by it without payment of compensation by less than 120 days' notice, or imposes on a Group Company any obligation to be performed by it more than 180 days from the date of the contract;

         (d) any contract to which a Group Company is a party and which is or may be unenforceable by it by reason of the contract being voidable at the instance of any other party or void;

         (e) any offer, tender or quotation made or given by a Group Company capable by the unilateral act of any other person of giving rise to any contract otherwise than in the ordinary course of trading;

         (f) any contract or arrangement under which any person has the right to supply any description of goods or services to or for a Group Company or, as its agent or distributor, to supply any description of goods or services within any geographical area;

         (g) any contract or arrangement to which a Group Company is a party for the sharing of profits with any other person or for the payment to any other person of any sum dependent on the profits of a Group Company;

         (h) any contract or arrangement to which a Group Company is a party and in which either of the Vendors or any Connected Person of his has a direct or indirect interest;

         (i) any contract to which a Group Company is a party and which may restrict its activities or the use or disclosure by it of any information; or

         (j) any breach by any party of the terms of any contract to which a Group Company is a party.

10       PREMATURE TERMINATION OF CONTRACTUAL RIGHTS

         No default or event (including the sale of the Shares to the Purchaser) has occurred or, so far as the Warrantor is aware, is about to occur as a result of which -

         (a) any agreement or arrangement to which a Group Company is a party or any right which a Group Company enjoys will or may be varied as to its terms or conditions or be terminated;

         (b) any borrowed moneys or other indebtedness of a Group Company will become payable or any security given by it will become enforceable;

         (c) any financial facilities available to a Group Company will be varied as to its terms or conditions or be withdrawn; or

         (d) any grant made to a Group Company by the Government or by any other authority will become repayable in whole or in part.

11       OFFICERS AND EMPLOYEES

11.1 Complete and accurate particulars have been given in writing to the Purchaser of the terms of employment by each Group Company of its employees (including terms implied by custom or usage of that Group Company or of the trade) and the terms of engagement under which the services of any other individual are provided for any Group Company; and, except as provided by legislation, all contracts of employment or for the provision of such services to which a Group Company is a party can be terminated by it, without payment of compensation, by not more than 30 days' notice.

11.2     No Group Company is a party to -

         (a) any agreement, arrangement or scheme (whether or not legally enforceable) for profit sharing or for the payment to its officers or employees, or other individuals whose services are provided for that Group Company, of bonuses or incentive payments or the like; or

         (b) any collective bargaining or procedural or other agreement with any trades union or similar association.

11.3     No Group Company has since the Accounting Date -

         (a) changed, or agreed to change, the terms of its employment (including terms relating to pension benefits) of (or contract with or for the services of) any person who was on the Accounting Date entitled to remuneration or fee at a rate in excess of pound sterling 20,000 per annum;

         (b) paid or given, or agreed to pay or give, to any of its officers, employees or consultants any remuneration or benefit, except the salary, wage or fee to which he is contractually entitled under the terms of his employment or consultancy; or

         (c) been notified of any wage or fee claim or agreed any general increase in wages, wage rates or fees.

11.4 No salaries, wages or fees payable to the officers, employees and consultants to of each Group Company for any period before the date of this Agreement are overdue.

11.5 Save as contemplated by this Agreement, no present employee of or consultant to a Group Company, or other individuals whose services are provided for that Group Company, has given or received notice of termination of his employment or engagement.

11.6 No former employee of a Group Company has the right under any Legislation to be reinstated or re-engaged.

12       PENSIONS

12.1     For the purposes of this paragraph 12 -

         'Approved' means approved by the Inland Revenue for the purposes of Chapter I of Part XIV to the Taxes Act and a reference to 'Approval' is to be construed accordingly.

         'Disclosed Scheme' means the Synchronized Manufacturing Limited Retirement Benefits Scheme.

         'Employee' means a person who is on Completion in the employment of a Group Company.

         'Member Employees' means Employees who are members of the Disclosed Scheme.

12.2 Save for the Disclosed Scheme, a Group Company is not at the date of this Agreement a party to and no proposal has been announced to enter into or establish any Agreement, arrangement custom or practice (whether legally enforceable against a Group Company or not and whether Approved or not) for the payment of, any pension, allowance gratuity, lump sum or like benefit on retirement or death or benefit, or deferred benefit arising on termination of employment (whether voluntary or not) to any of the Employees or any persons who are dependant on any of the Employees, nor has there prior to the date of this Agreement been any such agreement, arrangement, custom ,practice or scheme under or in respect of which a Group Company has or may have a liability (whether contingent or otherwise).

12.3 The details of the Disclosed Scheme which have been given to the Purchaser or the Purchaser's solicitors are complete and accurate and include a copy of each deed and all rules governing the Disclosed Scheme and particulars of all Member Employees.

12.4 The Disclosed Scheme is not a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

12.5 There is no civil, criminal, arbitration, administrative or other proceeding or dispute, action, suit or claim in relation to any Member Employee and the Disclosed Scheme and none is pending or threatened.

12.6 The Company has in relation to the Member Employees duly complied with all its obligations under the Disclosed Scheme and paid all amounts due to the Trustees of the Disclosed Scheme which have fallen due for payment to them prior to the date hereof.

12.7 Neither the Company nor the Trustees of the Disclosed Scheme, has done or permitted anything to be done in consequence of which the Disclosed Scheme is liable to lose Approval.

12.8 Each benefit (except for a refund or contributions payable under this Disclosed Scheme) on the death of an employee member is fully insured under a policy effected with a reputable insurance company. Each Member Employee has been covered for that insurance by that insurance company and all relevant premiums have been paid.

12.9 So far as the Warrantor is aware the Disclosed Scheme has been administered in accordance with all applicable legal and administrative requirements including, without prejudice as to the generality of the foregoing, Article 119 of the Treaty of Rome as it applies to the eligibility contributions and benefits.

12.10 Since the Accounting Date the rate of the pension paid by a Group Company to any person has not been changed or agreed to be changed.

13       INSURANCE

13.1 The Disclosure Letter contains an accurate summary of all policies of insurance to which each Group Company is insured.

13.2 The policies of insurance to which each Group Company is a party are valid and in force and all premiums due have been paid and so far as the Warrantor is aware there are no circumstances which are known, or would on reasonable enquiry be known, to the Warrantor and which might invalidate or affect the renewal of any of the policies or might entitle a Group Company to make, or oblige it to notify the insurers of, any claim under any of the policies.

14       LEGAL PROCEEDINGS

14.1     No Group Company is engaged or involved in or threatened with -

         (a) any litigation, prosecution, arbitration or other legal proceedings (whether as plaintiff, defendant or third party), except for normal debt collection;

         (b) any proceedings or enquiries before any tribunal, board of enquiry, commission or any other administrative body, whether judicial or quasi-judicial;

         (c) any dispute with the Commissioners of Inland Revenue, the Commissioners of Customs and Excise or any other authority or person; or

         (d) any industrial dispute or action, whether official or unofficial;

         and so far as the Warrantor is aware there are no circumstances which in his reasonable opinion might give rise to the same.

14.2 No application for the rectification of the register of members of a Group Company is outstanding or threatened.

14.3 There is no judgment or order of the court against a Group Company which has not been satisfied or discharged.

14.4 No Group Company has committed any breach of or failed to perform or observe any provision of its memorandum or articles or of any Legislation (including, without limitation, the Companies Act) or any order or judgment of a court of competent jurisdiction, covenant or agreement or the terms or conditions of any Consent by which it is bound or to which it is a party.

15       INSOLVENCY

15.1 No order has been made or resolution passed for the winding up of a Group Company and there is not outstanding -

         (a)   any petition or order for the winding up of a Group Company;

         (b) any receivership of the whole or any part of the undertaking or assets of a Group Company;

         (c)   any petition or order for the administration of a Group Company;

         (d) any voluntary arrangement between a Group Company and any of its creditors; or

         (e) in the case of Synchronized Manufacturing SA any equivalent process under Belgian law.

15.2 So far as the Warrantor is aware there are no circumstances which would entitle any person to present a petition for the winding up or administration of a Group Company or to appoint a receiver of the whole or any part of its undertaking or assets.

15.3 No Group Company is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

16       RECORDS

16.1 The accounting records and all registers, books including registers and books required to be kept under the Companies Act and equivalent Belgian legislation and other records of each Group Company are properly maintained by it or under its direct control, are kept in its possession or under its exclusive control, and contain a complete and accurate and up to date record of the matters which they ought to record as at the date specified in such records.

16.2 All the deeds, certificates and other documents of title to each Group Company's assets and all the Consents and policies of insurance mentioned in paragraphs 6.3 and 13.2 respectively of this Schedule which have been granted to each Group Company, or to which it is a party, are held by or to the order of that Group Company or the holder of any mortgage or charge disclosed in the Disclosure Letter.

17       COMPLETENESS AND ACCURACY OF WARRANTIES

17.1 All information concerning each Group Company which has been disclosed in writing by or on behalf of the Vendors to the Purchaser or its agent, including (without limitation) -

         (a)   the particulars contained in Schedules 1, 2 and 3;

         (b)   the information contained in the Disclosure Letter;

         (c) the particulars of any policies of insurance or of any agreement or arrangement to which a Group Company is a party; and

         (d) the replies given to any enquiries made by the Purchaser's Solicitors in respect of a Group Company or its property, business or affairs are as far as the Warrantor is aware complete and accurate and are not misleading

17.2 No representation for which a Group Company may be liable (vicariously or otherwise) has been made by it or any of its officers or servants to the Warrantor or his agent in connection with this Agreement, the Disclosure Letter or the Tax Indemnity.

                        PART 2 - THE IMMOVABLE PROPERTY

18       INTERPRETATION

         In this Part 'BUILDING' includes any fixed structure, fixed plant and machinery or any other fixture attached to land or buildings.

19       TITLE

19.1 No person other than a Group Company is in occupation of or in receipt of any rents or profits from the Immovable Property (save for the rents received by the Trustees of the Directors' Pension Scheme as Landlords pursuant to the Lease).

19.2 The Immovable Property and the property which is the subject of the Belgian Lease comprise the only property owned, used or occupied by a Group Company.

19.3 There is no subsisting agreement on the part of any Group Company to acquire or dispose of any immovable property, including the Immovable Property.

19.4 So far as the Warrantor is aware the written replies from the Vendor's solicitors to the written enquiries concerning the Immovable Property made by the Purchaser's solicitors are true and accurate.

19.5 So far as the Warrantor is aware no notices have been served or given in relation to the Immovable Property or the Lease.

19.6 Save for the Agreement dated 22nd October 1996 made between Synchronized Manufacturing Limited (1) and Harvard Managed Offices Limited (2), the Group Company has not sublet, shared occupation or in any other way disposed of the whole of any part of the Immovable Property.

20       USER

20.1 The use of the Immovable Property for the purpose stated in column (3) of Schedule 3 corresponds with the use to which it is put or (where it is not presently in use) with the use to which it was last put.

20.2 Neither the Group Company nor the Warrantor have received notice of any subsisting breach of any obligation relating to the Immovable Property or its present use under any Legislation, agreement, covenant, condition or Consent and, so far as the Warrantor is aware or ought reasonably be aware, there are no subsisting allegations of such a breach by any Competent Authority or other person, or any circumstances which might give rise to such a breach.

20.3 None of the following matters constitutes or, if permitted to continue, will constitute a breach of any obligation under any existing legislation or any existing agreement, covenant, condition or Consent -

         (a) the construction of, or any alteration previously carried out to, or the existence of any Building on the Immovable Property; and

         (b) the retention in its present state of any Building on the Immovable Property.

21       MATTERS AFFECTING THE IMMOVABLE PROPERTY

21.1 Neither the Group Company nor the Warrantor have received notice of any matter which affects the Immovable Property and which is registrable by any Competent Authority pursuant to any Legislation or any requirement of any Competent Authority or by any other matter which would be or might reasonably be expected to be disclosed by any search or enquiry which a prudent prospective purchaser of the Immovable Property might reasonably be expected to make.

21.2 Neither the Group Company nor the Warrantor have received notice of any subsisting resolution or proposal of any Competent Authority for the making of any requirement relating to the Immovable Property or its use or the activities carried on thereat and there are no circumstances which are known to either of the Vendors and which might give rise to the making of any such requirement.

22       LEASES

         So far as the Warrantor is aware the Group Company is not in breach of any of the terms covenants and conditions set out in the Lease under which it holds an interest in the Immovable Property and all payments and sums of money due under the Lease have been paid.

23       BELGIAN LEASE

23.1 For the purposes of paragraphs 19.2 and this paragraph 23 'the Belgian Lease' means the Convention de Brail Grie dated 16th November 1995 between S A Dimensions Nouvelles, Rue de Bois-Seigneur-Issac 40, 1421 Braine-L'Attend and Synchronized Manufacturing Limited.

23.2 The Belgian Lease has been validly concluded and registered at the appropriate Belgian registries, is validly in force and has been validly transferred from Synchronized Manufacturing Limited to Synchronized Manufacturing SA. The Belgian Lease is for a term of nine years commencing on 1st January 1996.

23.3     Synchronized Manufacturing Limited and Synchronized Manufacturing SA -

         (a) are not in breach of any of the provisions of the Belgian Lease and all payments due under the Belgian Lease have been paid; and

         (b) have not made transformation works to the premises the subject of the Belgian Lease which would entail expenses at the expiry or termination of the Belgian Lease.

23.4 So far as the Warrantor is aware the Landlord is not in breach of any of the provisions of the Belgian Lease.

                         PART 3 - INTELLECTUAL PROPERTY

24       OWNERSHIP AND VALIDITY

24.1     Schedule 4 contains complete and accurate particulars of -

         (a) all patents, trade marks and designs (whether registered or unregistered) and of any other intellectual or industrial property rights (whether registered or capable of registration anywhere in the world) which are owned or used by a Group Company in connection with its business or have been so used at any time within six years before the date of this Agreement; and

         (b) all pending applications for the registration or grant of any right of the foregoing description have been made in the name of, or on behalf of, a Group Company in connection with its business within that period.

24.2 The Intellectual Property is subsisting and enforceable and (if it is registered) valid; or if it is the subject of an application for registration or grant, the application has been duly made and is subsisting and the Intellectual Property is capable of registration or grant.

24.3 All renewal fees payable in respect of any of the Intellectual Property have been paid up to date.

25       INFRINGEMENT

         So far as the Warrantor is aware none of the Intellectual Property -

         (a)   is used by any person except a Group Company;

         (b)   is being infringed, opposed or attacked by any person; or

         (c) is the subject of any outstanding application for rectification in whole or in part;

         and so far as the Warrantor is aware there are no circumstances which might give rise to any of the things mentioned in sub-paragraph (b) or
         (c) being done.

26       TRADE MARKS ETC.

26.1 No Group Company has granted any third party the right to use, any trade mark, business name or get up which is the same as, or is confusingly similar to, any trade mark listed in Schedule 4 or any business name used in connection with, or the get up of any of the products or services supplied by a Group Company in the course of, its business at any time within six years before the date of this Agreement -

         (a) on or in relation to any goods or services which are similar to those of any description so supplied by a Group Company; and

         (b) in any country in which that description of goods or services has been so supplied by a Group Company or by any of its agents or distributors.

                                  PART 4 - TAX

27       INTERPRETATION

         In this Part -

         'ICTA 1988' means the Income and Corporation Taxes Act 1988;

         'TCGA 1992' means the Taxation of Chargeable Gains Act 1992;

         'VATA 1994' means the Value Added Tax Act 1994;

         'BASE COST' means, in relation to any asset, the amount which would be available as a deduction under any Legislation relating to chargeable gains in computing the amount of any chargeable gain arising on a disposal of that asset; and

         any expression or word which is defined in or to which a meaning is assigned for the purpose of ICTA 1988 or TCGA 1992 has the same meaning.

28       COMPLIANCE - GENERAL

28.1 Each Group Company has, within the relevant time limits, correctly made all returns and payments required to be made by it for any Tax purposes, and has kept all records and other documents required to be kept by any Legislation relating to Tax.

28.2 There is no existing dispute between a Group Company and any Tax authority and neither of the Vendors is aware of any circumstances likely to give rise to such a dispute.

28.3 No Group Company has been the subject of an investigation by any Tax authority or become liable to pay any interest, fine or penalty to any Tax authority.

28.4 Each Group Company has properly operated the Pay As You Earn system (including its application to National Insurance Contributions) or its Belgian equivalent (if any) and has complied with all its reporting obligations to the Inland Revenue or Belgian Revenue authority or other relevant agency or department of government or local government in connection with all benefits provided for employees.

29       CHARGEABLE GAINS

29.1 The value at which any asset of a Group Company is included in the Accounts does not exceed the asset's Base Cost.

29.2 No Group Company owns any asset of which the Base Cost is less than, or is liable to be reduced to less than, the sum of the amounts referred to in section 38(1)(a) and (b) of TCGA 1992.

30       ALLOWANCES

30.1 All rents, interest, annual payments and other sums of an income nature which have been paid or became payable since the Accounting Date by a Group Company or which it is under an existing obligation to pay in the future are, or will be, wholly allowable as deductions or charges against profits or in computing profits for the purposes of Tax.

30.2 Each Group Company was entitled to claim all capital allowances claimed in respect of all expenditure incurred by it on industrial buildings, scientific research, know-how and plant and machinery used in any trade carried on by it.

30.3 The Disclosure Letter contains full details of all expenditure in respect of which each Group Company has claimed, or is entitled to claim, capital allowances.

31       GROUPS

         Valid elections under section 247 of ICTA 1988 are in force between each Group Company and its immediate holding company.

32       CLOSE COMPANY

         No Group Company is, or has at any time been, a close company for the purposes of Tax.

33       VALUE ADDED TAX

33.1     Each Group Company -

         (a) is registered as a taxable person for the purpose of value added tax;

         (b) has maintained and obtained full, complete, correct and up-to-date records, invoices and other documents appropriate or requisite for that purpose; and

         (c) has fully complied with all provisions of any Legislation relating to value added tax and all directions and conditions made or imposed pursuant to any of those provisions.

33.2 No Group Company or any of its relevant associates (as that term is defined by paragraph 3(7) of Schedule 10 to VATA 1994) has made an election to waive exemption available pursuant to paragraph 2 of that
         Schedule in relation to any of that Group Company's land.

33.3 No Group Company is, or can be treated as, a developer in relation to any building or civil engineering work for the purposes of paragraphs 5 and 6 of Schedule 10 to VATA 1994.

33.4 No Group Company has acquired any asset in circumstances falling within section 44 of VATA 1994.

34       STAMP DUTY AND CAPITAL DUTY

34.1 All instruments executed by each Group Company and in respect of which it would be usual for such Group Company to bear the Stamp Duty thereon (as opposed to another party to the instrument) have been properly stamped.

34.2 No Group Company has executed and retained outside the United Kingdom any instrument relating to any property situated, or to any matter or thing done or to be done, in any part of the United Kingdom.

35       OVERSEAS

35.1 Each Group Company is, and has always been, resident in the United Kingdom for United Kingdom Tax purposes.

35.2 No Group Company has traded or carried on any activity or owns any asset outside the United Kingdom.

36       MISCELLANEOUS

36.1 The Disclosure Letter sets out the details of any clearance applications made and clearances received in respect of sections 135 and 136 of the TCGA 1992 and section 703 ICTA 1988.

36.2 All intra-group transactions have been carried out on an arm's length basis and each of the Companies has sufficient and adequate documentation to prove this to the Inland Revenue or to the Belgian tax authorities.

36.3 All claims and elections assumed to have been made for the purposes of the Accounts have been made.

36.4 The Accounts will make full provision for all amounts of Tax arising in the Company on or before the Accounting Date.

36.5 No liability to Taxation for non-trading deficits will arise if amounts shown in the Accounts are paid or repaid.

36.6 The Company has not operated as a branch or agency outside the United Kingdom.

36.7 The Company has not been a party to any transaction which may be taxed by reference to or to which the following sections may apply -

         -     section 776 ICTA 1988 (transactions in land);

         -     section 786 ICTA 1988 (lending of money);

         -     section 787 ICTA 1988 (interest relief limitation);

         -     section 703 ICTA (transactions in securities).

36.8 No Company has received any direction under section 747 ICTA 1988 (controlled foreign companies).

36.9 No transactions have been undertaken falling with section 765 or 765A ICTA 1988.

                                  SCHEDULE  7

                      PROVISIONS CONCERNING THE WARRANTIES

INTERPRETATION

1 In this Schedule 'Claim' means a claim for breach of any of the Warranties.

BASIS ON WHICH WARRANTIES GIVEN

2 In so far as the Warranties relate to matters of fact, they shall constitute representations upon the faith of which the Purchaser has entered into this Agreement.

3 Each of the Warranties shall be construed as a separate representation, warranty, covenant or undertaking (as the case may be) and shall not be limited by, nor shall the extent or application be governed by the terms of any other of the Warranties or by any other term of this Agreement.

TIME LIMIT FOR MAKING CLAIMS

4 The Warrantor shall not (subject to paragraph 8) be liable for a Claim and the covenants in Clause 2 of the Tax Indemnity shall not give rise to a claim under the Tax Indemnity unless -

         (a) the Purchaser gives written notification of the particulars of the Claim or claim under the Tax Indemnity -

               (i) in the case of a Claim relating to Tax or claim under the Tax Indemnity or to paragraph 6.7 of Schedule 6, within six years of the end of the accounting period in which Completion occurs , and

               (ii)   in any other case, before 31st August 1999;

         (b) in the case of a Claim or claim under the Tax Indemnity, liability for such claim is accepted by the Warrantor in writing or a writ in respect of the Claim or claim under the Tax Indemnity is duly served in either case within 180 days from the last day for notification of the Claim or claim under the Tax Indemnity under sub-paragraph (a), failing which such claim shall be deemed to have been withdrawn.

EXCLUSION OF SMALL CLAIMS

5 The Warrantor shall not (subject to paragraph (8)) be liable for a Claim or claim under the Tax Indemnity unless the amount payable in respect of such claim -

         (a)   individually exceeds pound sterling 1,000; and

         (b) in aggregate exceeds pound sterling 50,000 when added to the amount which is payable (or but for sub-paragraph (a) would be payable) in respect of every other Claim or claim under the Tax Indemnity and for the avoidance of doubt the whole amount of such Claim or claim under the Tax Indemnity and not only the excess shall be payable.

6 For the purpose of paragraph 5 two or more Claims or claims under the Tax Indemnity arising from the same circumstance, or from the same set of circumstances, shall be treated as a single Claim or claim under the Tax Indemnity.

MAXIMUM LIABILITY

7 The total liability of the Warrantor in respect of Claims and claims under the Tax Indemnity shall not (subject to paragraph 8) exceed an amount of pound sterling 1,300,000.

FRAUDULENT MISREPRESENTATION ETC.

8 The provisions of paragraph(s) 4, 5 and 7 shall not apply to any Claim or claim under the Tax Indemnity where such Claim or claim under the Tax Indemnity or the circumstances giving rise to such Claim or claim under the Tax Indemnity or the delay in discovery of those circumstances arise from fraud or deceit on the part of the Warrantor.

OTHER LIMITATIONS OF LIABILITY

9 The Warrantor shall not be liable for a Claim to the extent that the circumstances, facts or events giving rise to such Claim have been fairly disclosed or referred to in -

         (a) the Disclosure Letter (provided that no letter, document or other communication shall be deemed to constitute a disclosure for purposes of the Warranties unless the same is expressly referred to or attached to the Disclosure Letter); or;

         (b)   the Accounts.

10       The Warrantor shall not be liable for any Claim -

         (a) to the extent that allowance, provision or reserve is made in the Accounts for the liability giving rise to the Claim;

         (b) to the extent that the Claim would arise or the amount of the Claim would be increased after the date of this Agreement as a result of -

               (i)    the enactment of any Legislation;

               (ii) a judgment or change in the interpretation or application of any law or of any ruling or practice of any administrative authority (including taxing authorities);

               (iii) a change in the basis or method of calculation of Tax made after the date of this Agreement;

               (iv) the amendment, modification or withdrawal of any extra-statutory concession previously made available by the Inland Revenue.

11 The amount of the Warrantor's liability for any Claim shall be reduced by any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Purchaser or a subsidiary of the Purchaser (otherwise than from another of those companies) in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which the Purchaser or a subsidiary of the Purchaser may be liable by reason of its receipt of that sum (after taking account of the aforementioned expenses).

         If the Warrantor has paid to the Purchaser any amount in respect of the Claim before the recovery of that sum, the Purchaser shall repay to him, or procure the repayment to him of, the amount by which his liability is so reduced.

         There shall be no liability in respect of any Claim to the extent that it results from a disallowance of any bonus payment made after Completion by the Purchaser to the Warrantor in respect of the Service Agreement.

12 No liability shall attach to the Warrantor in respect of any Claim hereunder to the extent that it could reasonably have been expected to be reduced or mitigated as a consequence of any action or inaction which it would have been reasonable for the Purchaser and/or any Group Company to undertake upon becoming aware of any such potential claim.

13 The Warrantor (or the Covenantor, as the case may be) shall have no liability hereunder or under the Tax Indemnity in respect of any Tax which would not have arisen but for some voluntary act or transaction carried out by or on behalf of the Purchaser or any Group Company after the date hereof outside the ordinary course of business of the Company and which the Purchaser or any Group Company knew would give rise to such Tax liability other than an act or transaction carried out pursuant to a legally binding obligation entered into prior to Completion.

14 Where a Claim shall be made hereunder in respect of a matter where any Group Company shall be insured against any loss or damage arising therefrom the Purchaser shall not make any such Claim against the Warrantor without first procuring that the relevant Group Company shall make a claim against their insurers for compensation for the loss or damage suffered and thereafter any Claim against the Warrantor shall be limited (in addition to the limitation on the Warrantor's liability elsewhere referred to herein) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach shall exceed the compensation paid by the said insurers to the relevant Group Company or (if greater) the amount of compensation which would have been paid by insurers if all the policies in force at Completion had been maintained in full force thereafter.

16 No Claim shall lie hereunder to the extent that the same is capable of remedy by the Warrantor unless the Purchaser shall first afford to the Warrantor such opportunity as is reasonable to remedy the breach complained of and the

         Warrantor shall have failed to do so within a reasonable time after being notified of the complaint.

17 If the Purchaser shall claim that any debt due to any Group Company shall not comply with any representations or warranties given hereunder the Purchaser shall procure that if and when the Warrantor shall so elect the relevant Group Company shall offer to assign such debt to the Warrantor for a consideration equal to the book value of such debt (less any provision made therefor in the Accounts).

18 At the Warrantor's expense (adequate security therefor being lodged with the Purchaser by the Warrantor if the Purchaser reasonably so requires) the Purchaser shall take and shall procure that the relevant Group Company shall take such action as the Warrantor may reasonably request to avoid, dispute, resist, compromise or defend any claim, threat or demand which may give rise to any Claim against the Warrantor or any or them hereunder.

19 The Purchaser hereby relinquishes and waives and shall procure that each Group Company shall relinquish and waive any rights of set-off or retention save in respect of the Retention as provided in clause 8.2 of this Agreement which the Purchaser or any Group Company might otherwise have in respect of any Claim against or out of any payments whatsoever which the Purchaser or a Group Company is or may be obliged to make or procure to be made to the Warrantor pursuant to this Agreement or otherwise.

20 The Purchaser shall not be entitled to recover damages or obtain reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency or breach.

21 If the Purchaser is entitled to make a claim in respect of any act, event or default, both under any of the Warranties and also under the Tax Indemnity, such claim shall first be made under the Tax Indemnity and any amount payable under the Warranties to the Purchaser shall be reduced to the extent of the amount payable under the Tax Indemnity.

22 The Warrantor is not liable in respect of any Claim (which expression shall for the purposes of this paragraph 22 only include claims arising under the Tax Indemnity)

         (a) to the extent that the matter giving rise to such Claim arises from an event before or after Completion at the request or direction of, or with the written consent of, the Purchaser, any holding company of the Purchaser or any subsidiary (including any Group Company after Completion) of such holding company or an authorised agent or adviser of any such company provided that this paragraph 22(a) shall not apply to any Tax Liability arising from the stock dividend approved by the Company's directors and shareholders on 6th June 1997;

         (b) to the extent that the matter giving rise to the Claim is a Tax liability which arises in consequence of any Event occurring since the Accounting Date in any Group Company's ordinary course of business;

         (c) to the extent that the matter giving rise to such Claim would have not arisen but for -

               (i) a claim, election, surrender or disclaimer made, or notice of consent given, or another thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Accounts) under, or in connection with, a provision of an enactment or regulation relating to Tax by the Purchaser, or any Group Company after Completion and the claims, elections, surrenders or disclaimers taken into account in the Accounts are expressly set out in the Disclosure Letter; or

               (ii) any Group Company's failure or omission to make a claim, election, surrender or disclaimer, or give a notice, or consent to do another thing under, or in connection with, a provision or an enactment or regulation relating to Tax after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts and which are expressly set out in the Disclosure Letter; or

               (iii) to the extent that the matter giving rise to such Claim is a Tax liability against which a Relief as defined in the Tax Indemnity arising on or before Completion and not shown as an asset in the Accounts is available for set off.

         (d) to the extent that the claim is a Tax liability which is increased because the small companies rate is no longer available due to an increase in the number of companies associated with the Company (as set out and defined in section 13 of the Income and Corporation Taxes Act 1988).

23 Nothing in this Agreement restricts or limits the Purchaser's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

PROCEDURE FOR MAKING A CLAIM

24 If any matter which will or might give rise to a Claim comes to the notice of the Purchaser or a Group Company, the following provisions shall apply -

         (a) the Purchaser shall as soon as reasonably possible (and in any event within the following 21 days) notify the Warrantor in writing of the matter and, at their expense, make available to him all information and documents in the possession or under the control of the Purchaser or a Group Company in so far as they relate to that matter;

         (b) thereafter the Purchaser shall keep the Warrantor informed of all material developments relating thereto;

         (c) neither the Purchaser nor a Group Company shall make any admission of liability or take any other action in connection with the matter without the previous written consent of the Warrantor (which shall not be unreasonably delayed or withheld); and

         (d) subject to it being indemnified to its reasonable satisfaction against all costs and expenses (including additional Tax) which might be incurred by it, the Purchaser and each Group Company shall take all such steps as the Warrantor may reasonably request to mitigate his liability under the Claim.

         The Purchaser shall procure that each Group Company complies with the provisions of this paragraph expressed to be binding on it.

GENERAL

25 No information relating to the Shares or to a Group Company of which the Purchaser has actual or constructive knowledge (other than that disclosed by the

         Disclosure Letter) and no investigation by or on behalf of the Purchaser shall prejudice any claim by the Purchaser under the Warranties or operate to reduce any amount recoverable thereunder subject to clause 5.3 of the Agreement.

                                  SCHEDULE  8

                                  COMPETITION

1        The Vendors will not and every Connected Person of his will not -

         (a) for a period of two years from the date of Completion directly or indirectly solicit or entice, or endeavour to solicit or entice, away from a Group Company any of its directors or employees;

         (b) for a period of two years from the date of Completion solicit, or endeavour to solicit, from any person who at any time within 18 months before the date of Completion was a customer of a Group Company any business of a nature carried on by a Group Company at the date of Completion or at any time within two years before that date;

         (c) at any time after Completion disclose or directly or indirectly use, or attempt so to use, for any purpose any Confidential Information concerning a Group Company or its business or affairs of any Group Company, except -

               (i)    to the extent required by law or any Competent Authority;

               (ii) to its professional advisers under circumstances of confidentiality and only to the extent necessary for any lawful purpose of the Vendors or any of its subsidiaries; or

               (iii) to the extent that the information is on the date of this Agreement or after that date becomes public knowledge otherwise than through improper disclosure by any person; or
               and for the purposes of this sub-clause 2(c), Confidential Information shall mean written information prepared by or received by the Vendors prior to the date of this Agreement in connection with the business of a Group Company other than any books or articles or information prepared or received by the Vendors or any know-how acquired by the Vendors before the date of this Agreement howsoever received or acquired regarding scheduling and capacity planning in so far as such books or articles or information were not prepared specifically for clients of any Group Company.

               (d) at any time after Completion directly or indirectly use, or attempt to use, for any purpose -

               (i) any name which is identical to or confusingly or deceptively similar to any name at present used by a Group Company as its corporate name or as a name under which it carries on business; or

               (ii) any trade mark or logogram (whether or not forming part of the Intellectual Property) which is identical to or confusingly or deceptively similar to any trade mark or logogram used by a Group Company at any time within twelve months before the date of Completion.

2 Nothing contained in Part 2 of this Schedule shall prevent either of the Vendors or any Connected Person of his from owning or acquiring for the purposes of investment not more than 5 per cent. of any class of shares or other securities of any undertaking listed on a recognised stock exchange.

SIGNED                                     )
by MICHAEL CLEAR HARRISON in the           )     /s/ M.C. Harrison
presence of -                              )     -----------------
                                                 M. C. Harrison




SIGNED                                     )
by JULIE ELIZABETH HARRISON in the         )     /s/ J.E. Harrison
presence of -                              )     -----------------
                                                 J. E. Harrison





SIGNED for and on behalf of                )
Manugistics UK Limited                     )     /s/ J.E. Broderick
                                                 ------------------
                                                 J. E. Broderick  (Director)



SIGNED and DELIVERED by                    )
HELEN A. NASTASIA and JOSEPH E BRODERICK   )     /s/ Helen A. Nastasia
on behalf of Manugistics Group, Inc. and   )     ---------------------
thereby executed by it as its Deed         )     H. A. Nastasia (General Counsel
                                                 and Secretary)


                                                 /s/ J.E. Broderick
                                                 ------------------
                                                 J. E. Broderick (Executive
                                                                 Vice-President)